UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MASSEY ENERGY COMPANY

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May 16, 2005

Re:	Massey Energy Company’s 2005 Proxy Statement

Proposal #4: To approve an amendment to the Massey Energy Company Stock Plan for Non-Employee Directors to extend the ability of the committee administering such plan to grant restricted stock and restricted unit awards through March 10, 2007.

Dear Stockholders:

You previously received Massey Energy Company’s 2005 Proxy Statement. The Proxy solicits your vote on several matters, including the approval of an amendment to the Massey Energy Stock Plan for Non-Employee Directors (the “Stock Plan”) to extend the ability of the committee administering the plan to grant restricted stock and restricted unit awards through March 10, 2007 (the “Extension Proposal”). We were recently informed that Institutional Shareholder Services (ISS) is recommending a vote against the Extension Proposal. We are aware that a number of investors use the advisory services of firms such as ISS for guidance on how they should vote on various proxy matters. We believe that approval of the Extension Proposal is in the best interests of the Company and its stockholders. The following discussion supporting the Extension Proposal is qualified in its entirety by reference to the Company’s Proxy Statement.

The Massey Energy Stock Plan for Non-Employee Directors

The purpose of the Stock Plan is to advance the interests of the Company and its stockholders by affording to non-employee directors, upon appointment to the Board of Directors of the Company, an opportunity to acquire or increase their proprietary interest in the Company by a one-time grant to such newly appointed non-employee directors of restricted stock and restricted units. By providing non-employee directors, upon the commencement of their duties as Board members, with shares of the Company’s common stock and by granting them a form of cash compensation which is dependent upon the market value of the shares of the Company’s common stock (restricted units), the Company seeks to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

The Stock Plan awards non-employee directors, upon their appointment to the Board of Directors, a one-time grant of 4,056 shares of the Company’s common stock and 2,705 restricted units. The shares and the units vest in 20% increments on each March 14th following the date of the grant.

ISS based its review of the Extension Proposal on a cost-based analysis and a qualitative assessment of all of the Company’s equity plans, not just the Stock Plan. We believe that the application of this approach, in this instance, is not appropriate, and does not serve the best interests of the stockholders.

Our Recommendation

We believe that the Stock Plan advances the Company’s best interests and that of its stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE EXTENSION PROPOSAL.

We make this recommendation for the following reasons:

•	The proposed amendment does not add any additional shares to the Stock Plan, it merely extends the life of the Stock Plan by two years;

•	The awards of 4,056 shares of common stock are one-time grants made only to new directors when they are added to the Board of Directors;

•	Since the stockholders increased the number of shares authorized under the Stock Plan in 2001 to 100,000 shares, only three individuals have been added to the Board of Directors;

•	Even if the Company added as many as four new directors before March 10, 2007, only 16,280 additional shares (0.02% of the Company’s current outstanding) would be issued under the Stock Plan;

•	Stock compensation, as opposed to cash compensation, is a more effective way to align the interests of board members with the interests of the Company and is universally encouraged by investor service agencies;

•	The resulting cost to the Company and its stockholders for the directors’ initial grant would be exactly the same because the portion paid in common stock would otherwise be paid in cash;

•	The Company strongly believes that it is important that its directors be stockholders of the Company from the very beginning of their tenure;

•	The Company is likely to find it more difficult to attract new directors to serve on its Board of Directors if it is unable to issue grants of stock to new directors; and lastly,

•	Glass Lewis & Co. recommended that stockholders vote “FOR” this proposal after having evaluated the Stock Plan by comparing the cost of the cash compensation and the approximate value of the equity-based compensation per director to a peer group selected by enterprise value and by taking into account the initial compensation companies provide for new directors. Glass Lewis found that the Company’s initial compensation for its directors fell below the mean of the Company’s peers and within an acceptable range with respect to the annual compensation of its directors compared to its peers.

We hope that ISS’s recommendation, which we believe is based on a misapplication of its equity plan analytics, will not affect your decision to approve the Extension Proposal, and we recommend that you vote “FOR” the Extension Proposal. If you have any questions, please do not hesitate to contact Thomas J. Dostart, Vice President, General Counsel and Secretary at (304)926-0075 or e-mail at tom.dostart@masseyenergyco.com.

Very truly yours,

/s/ Don L. Blankenship
Don L. Blankenship Chairman of the Board, Chief Executive Officer and President